                                                                    EXHIBIT 12.1

                                                      1993     1994     1995     1996     1997
                                                      ----     ----     ----     ----     ----
                                                               (DOLLARS IN THOUSANDS)
DETERMINATION OF RATIO OF EARNINGS TO FIXED
  CHARGES:
Earnings before provision for income taxes.........  $3,692   $3,496   $4,699   $1,851   $5,046
Write-down of DPAP inventories.....................                              2,213
Shareholder value expenses.........................                                306    1,719
Fixed charges
     Interest expense..............................   1,071    1,268    1,784    2,518    3,012
                                                     ------   ------   ------   ------   ------
Earnings before fixed charges......................  $4,763   $4,764   $6,483   $6,888   $9,777
                                                     ======   ======   ======   ======   ======
Fixed charges
     Interest......................................  $1,071   $1,268   $1,784   $2,518   $3,012
                                                     ------   ------   ------   ------   ------
     Ratio of earnings to fixed charges............     4.4x     3.8x     3.6x     2.7x     3.2x
                                                     ======   ======   ======   ======   ======